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                                                                   EXHIBIT 10.42


May 31, 2002


Mr. Daryl Faulkner
5 Darluith Park, Woodside Road
Brookfield, Renfrewshire, PA5 8DD Scotland

Dear Daryl:

Invitrogen is pleased to confirm our verbal offer for the position of Senior VP, International Operations, reporting to Lyle Turner, President & CEO. In this newly created position, which resides in Carlsbad, CA, you will be responsible for all of the Company's International Operations, including Europe, Asia Pacific, Canada and Latin America. Your anticipated start date will be July 1, 2002.

In this exempt position, your initial salary will be $300,000 annualized, less applicable withholding in accordance with Invitrogen's normal payroll practices. This represents approximately a 12% increase to your current base.

In addition, you will continue to be eligible to participate in Invitrogen Corporation's Incentive Compensation Plan (ICP) for 2002. Your ICP will be targeted at 35% of your base salary for the period eligible. The actual incentive bonus earned will be based on individual as well as company goals and will be paid according to the rules of the ICP, which states in part you must be employed on the day the bonus is paid to receive the bonus.

As an employee repatriating to the United States, you will be eligible for relocation assistance from your current place of residence to Carlsbad, CA, as outlined in your original expatriate assignment Letter of Understanding (LOU) and the attached Relocation Guidelines highlighted below:

        - 2 house hunting trips (up to 7 days each) for you and your immediate family to Carlsbad. Also, we will arrange for you to work with a relocation company at our expense.

        - Shipment and storage (up to 90 days) of selected household goods from Scotland to Carlsbad.

        -   Temporary living assistance up to 90 days.

        - A Miscellaneous Relocation Expense Allowance ("settling-in" allowance) of $50,000 (equal to 2 months salary) to be paid within 30 days of starting work in Carlsbad.

        - An interest free loan of up to $150,000 to assist in the purchase of a house.

        - Reimbursement for all standard non-recurring closing costs on your home in Maryland including up to 6% sales commission.

You will continue to receive tax equalization treatment for the period of time in which you were assigned to work in Europe in 2002. You will also be eligible to receive tax preparation services for the tax year 2002. You may be provided an additional year of tax service at the company's discretion, in order for the Company to recover foreign tax credits and other tax benefits relating to the foreign assignment. Beginning January 1, 2003, you will be treated in the same manner as other executives based in the United States insofar as income tax withholdings, payments and obligations are concerned.


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Daryl Faulkner
Page 2


As you know, Invitrogen has a substantial benefits package. You will continue to be eligible for all standard benefits available to other "full-time" Invitrogen employees, including: medical, dental, life, and vision insurance; short and long-term disability insurance; Invitrogen's 401k Plan and Employee Stock Purchase Plan in accordance with Invitrogen's policies the applicable plan documents and benefit plan provisions.

All compensation, benefits and employer programs will be administered in accordance with Invitrogen's policies and procedures, which may include waiting periods and other eligibility requirements to participate. These policies and programs may change from time to time, without notice, during the course of your employment.

In addition, Invitrogen's Board of Directors' has granted you options to purchase an additional 50,000 shares of Invitrogen's common stock in accordance with an approved Invitrogen stock option plan (the "Plan") and related option documents. Options vest according to the terms of the Plan over 4 years.

As an additional incentive, Invitrogen agrees to enter into a Settlement and Retention Agreement with you in the form attached hereto pursuant to which the Company would, under the terms of the attached agreement, pay you a total bonus of $756,400, less applicable tax and other withholdings. One half of this bonus would be paid on October 1, 2002, and the remainder on or about October 1, 2004. As part of the agreement, your current Change-in-Control Agreement would be terminated, and you would be entitled to enter into a new Change-in-Control Agreement, a copy of which is also attached.

Employment with Invitrogen is at-will and therefore not for a specific term and may be terminated by either you or Invitrogen at any time without notice. The at-will nature of employment at Invitrogen constitutes the entire agreement between you and Invitrogen and any changes to these terms must be in writing and signed by you and the company's president or the vice president of human resources.

To indicate your acceptance of the terms of this transfer, please sign and date this letter in the space provided below and return it to me by June 7, 2002. This offer will expire by June 30, 2002 if not accepted beforehand. You will be scheduled to meet with Human Resources shortly after you repatriate to Carlsbad to review your benefits, company policies and also complete any necessary employment, benefits, and tax forms.

We feel sure that this new position will provide you with an interesting and challenging career opportunity. We look forward to you assuming this role with us on July 1, 2002.

Sincerely,

/s/                                         /s/
------------------------------------        ---------------------------------
Lyle Turner, President & CEO                Jim Runchey, VP, Human Resources


                                      * * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Invitrogen is at-will.

Dated June 10, 2002                         /s/
     ---------------------                  ---------------------------------
                                            Daryl Faulkner